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                                                                   EXHIBIT 10.38




                              EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT dated December 31, 1999 by and between Special Metals Corporation (the "Company") and Teresa A. Daniel (the "Executive").

                  WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment;

                  WHEREAS, the Executive desires to accept such employment and enter into such an agreement;

                  WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to foster the continued employment of the Executive by the Company during the term of the Agreement; and

                  WHEREAS, the Executive is willing to accept and continue her employment on the terms hereinafter set forth in this agreement (the "Agreement");

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

                  1. Term of Employment. Subject to the provisions of Section 8 of the Agreement, the Executive shall be employed by the Company for a period commencing on January 3, 2000 (the "Effective Date") and ending on December 31, 2001; provided, however, that such term shall be automatically extended for additional one (1) year periods unless, no later than 90 days prior to the expiration of the initial period (or any extension thereof pursuant to this Section 1), either party hereto shall provide written notice of its or her desire not to extend the term hereof to the other party hereto (the initial period together with each one-year extension shall be referred to hereinafter as the "Employment Term").


                  2. Position.
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                           (a) The Executive shall serve as the Company's Vice
President and Chief Human Resources Officer (or such other title or titles as the Executive's position may evolve into). In such position, the Executive shall have such duties (including without limitation, responsibility for employee safety, workers compensation policy, and labor relations) and authority as shall be determined from time to time by the Board of Directors of the Company (the "Board") or the Chief Executive Officer of the Company. The Executive's primary work place or office location shall be the Huntington, West Virginia offices of the Company.

                           (b) During the Employment Term, the Executive will
devote substantially all of her business time and best efforts to the performance of her duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Chief Executive Officer. Notwithstanding the foregoing, the Company acknowledges and accepts the Executive's intention to continue to be involved in professional and academic development activities and agrees that the Executive may (i) complete her work in connection with two books to be completed in the calendar year ending December 31, 2000, and (ii) may fulfill her teaching obligations to Marshall University for the spring 2000 semester. The Executive agrees that future outside activities shall not interfere with the performance of her duties pursuant to the Agreement.

                  3. Base Salary. During the Employment Term, the Company shall pay the Executive an annual base salary (the "Base Salary") at the annual rate of $135,000, payable in regular installments in accordance with the Company's usual payroll practices; provided, however, that effective as of January 1, 2001, if the Executive shall attain certain minimum object performance goals, as determined by the Chief Executive Officer of the Company, in his sole discretion, the Base Salary shall be increased by at least ten percent (10%). With respect to calendar years beginning on or after January 1, 2002, any increase in the Executive's Base Salary shall be determined by the Board, or its designee, in its or their sole discretion.


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                  4. Bonus. With respect to the year ending December 31, 2000, the Executive shall have an opportunity to earn a bonus award of $50,000. Such award shall be contingent upon the Executive's achievement of certain objectives and goals which are mutually agreed upon by and between the Executive and the Chief Executive Officer and which are set forth in writing no later than February 15, 2000. Notwithstanding the foregoing, the following shall apply with respect to the year ending December 31, 2000: in the event that (i) pursuant to the terms of the Special Metals Guide to Incentive Compensation Plan (the "Incentive Plan") as in effect on the Effective Date, the Executive would be entitled to earn a bonus greater than $50,000, (ii) the bonus pool with respect to the year ending December 31, 2000 is sufficient to pay out such larger bonus and (iii) the Executive has achieved or exceeded the goals set forth in writing as described in this Section 4, the Executive may earn a bonus up to seventy-six percent (76%) of her Base Salary. For the remainder of the Employment Term, and in accordance with the terms and conditions set forth in the Incentive Plan, the Executive shall be in the thirty-eight percent (38%) incentive compensation bracket as such terms are used in the Incentive Plan and which, pursuant to the terms of the Incentive Plan, will give the Executive an opportunity to earn an annual bonus award up to seventy-six percent (76%) of the Executive's Base Salary with respect to such year (each year's award granted pursuant to this Section 4 shall hereinafter be referred to as the "Bonus").

                  5. Stock Option Grant. The Company shall grant to the Executive, as of the Effective Date, an option to purchase 12,000 shares of the Company's Common Stock (the "Option") pursuant to the Company's Long-Term Stock Incentive Plan (the "Stock Plan"). Subject to the Executive's continued employment with the Company, the Option shall become exercisable as to one-third (1/3) of the shares underlying the Option on each of the first three (3) anniversaries of the Effective Date. The Option shall be subject to such other terms and conditions as the Company may prescribe in a stock option agreement evidencing such grant and the Stock Plan.

                  6. Employee Benefits. During the Employment Term, the Executive shall be provided with benefits on the same basis as benefits are generally made available to other senior executives of the Company. Without limiting the foregoing, the Executive shall be entitled to be reimbursed for the reasonable cost of an annual physical examination including related diagnostic tests to be conducted by a local physician. As of the Effective Date, the Executive shall be eligible to participate in the Historical Special Metals Corporation Benefit Plan, to


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extent permitted by the terms of such plan. The Executive shall be provided with four (4) weeks paid vacation per year.

                  7. Business Expenses and Perquisites. During the Employment Term, reasonable business expenses incurred by the Executive in the performance of her duties hereunder shall be reimbursed by the Company in accordance with Company policies.

                  8. Termination. Notwithstanding any other provision of the
Agreement:

                           (a) For Cause by the Company. The Employment Term and
the Executive's employment hereunder may be terminated by the Company for "Cause." For purposes of the Agreement, "Cause" shall mean (i) the Executive's willful neglect of her duties hereunder; (ii) conviction for, or entry of a pleading of guilty or nolo contendre by the Executive with respect to a felony;
(iii) the Executive's material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company's business operations; (iv) the Executive's theft, fraud, embezzlement, dishonesty or similar conduct which has resulted or is likely to result in material economic damage to the Company or any of its affiliates or subsidiaries; (v) the Executive's repeated failure to perform the directives of the Chief Executive Officer and/or the Board; or (vi) the Executive's dependence or addiction to alcohol or use of drugs (except those legally prescribed by and administered pursuant to the directions of a practitioner licensed to do so under the laws of the state or county of licensure) which in the opinion of the Chief Executive Officer and the Board interferes with the Executive's ability to perform her assigned duties and responsibilities. If the Executive is terminated for Cause under subparagraphs (i), (iii), (iv), (v) or (vi) of this Section 8(a), the Executive will be entitled to thirty (30) days prior written notice and the opportunity to cure, and if, in the Company's sole discretion, the Executive has not cured the Cause for her termination within that time, the Company shall have the right to declare the Executive's employment terminated. If the Executive is terminated for Cause, she shall be entitled to receive her Base Salary through the date of termination. Upon termination of the Executive's employment for Cause pursuant to this Section 8(a), the Executive shall have no further rights to any compensation (including any Bonus) or any other benefits under the Agreement. All other benefits, if any, due the Executive following the Executive's termination of employment pursuant to this Section 8(a) shall be determined in accordance with the plans, policies and practices of the

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Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company.

                           (b) Disability or Death. The Employment Term and the
Executive's employment hereunder shall terminate upon her death and if the Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of six (6) months in any twenty-four (24) consecutive month period to perform her duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of the Executive as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of the Agreement

         Upon termination of the Executive's employment hereunder for either Disability or death, the Executive or her estate (as the case may be) shall be entitled to receive any accrued but unpaid Base Salary through the end of the month in which such termination occurs. The Executive shall have no further rights to any compensation (including any Bonus) or any other benefits under the Agreement. All other benefits, if any, due the Executive following the Executive's termination for Disability or death shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive (or her estate, as the case may be) shall not participate in any severance plan, policy or program of the Company.

                           (c) Without Cause by the Company. The Employment Term
and the Executive's employment hereunder may be terminated by the Company without "Cause" upon Notice of Termination (as defined below) to the Executive.

                                    (i) If the Executive's employment is
terminated by the Company without "Cause" (other than by reason of Disability or death) on or prior to December 31, 2000, the Executive shall (A) continue to receive her Base Salary through December 31, 2001 (B) receive a lump sum payment equal to a pro rata portion of any Bonus that the Executive would have been entitled to receive pursuant to Section 4 hereof with


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respect to the year ending December 31, 2000 payable when such Bonus would have otherwise been payable had the Executive's employment not terminated, and (C) be entitled to continue to participate in the health and welfare benefit plans of the Company as in effect immediately prior to such termination, subject to the terms of the such plans through December 31, 2001.

                                    (ii) If the Executive's employment is
terminated by the Company without "Cause" (other than by reason of Disability or death) on or after January 1, 2001, but during the Employment Term, the Executive shall (A) continue to receive her Base Salary for one year following the date of such termination, (B) receive a lump sum payment equal to a pro rata portion of any Bonus that the Executive would have been entitled to receive pursuant to Section 4 hereof with respect to the year in which such termination occurs, payable when such Bonus would have otherwise been payable had the Executive's employment not terminated, and (C) be entitled to continue to participate in the health and welfare benefit plans of the Company as in effect immediately prior to such termination, subject to the terms of such plans for one year following the date of such termination.

                                    (iii) Upon termination of the Executive's
employment by the Company without Cause pursuant to this Section 8(c), the Executive shall have no further rights, other than those set forth in this
Section 8(c), to any compensation or any other benefits under the Agreement. All other benefits, if any, due the Executive following termination pursuant to
Section 8(c) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company.

                           (d) Termination by the Executive. The Employment Term
and the Executive's employment hereunder may be terminated by the Executive for any reason upon Notice of Termination (as defined below) to the Company. Such termination (other than a termination pursuant to Section 8(e) hereof) shall be treated for all purposes as a termination for "Cause" pursuant to Section 8(a) and the provisions of Section 8(a) shall apply to such termination.

                           (e) Termination by Executive for Good Reason. The
Employment Term and the Executive's employment hereunder may be terminated by the Executive for Good Reason upon Notice of


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Termination (as defined below) to the Company. For purposes of the Agreement,
"Good Reason" shall mean (i)(A) the occurrence of a "Change of Control" (as defined below) of the Company and (B) as a result of such Change of Control, a material change in the Executive's authority or job responsibilities which results in a lower Base Salary and/or a reduction in her responsibilities or
(ii) the Company's requiring the Executive to be based at any office or location other than the Huntington, West Virginia location or within a fifty (50) mile radius of such location. For purposes of the Agreement "Change of Control" shall mean the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act),
(ii) any person or group is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board; provided that in no event shall the first initial public offering of the Company's equity securities pursuant to an effective registration statement under the Securities Act of 1933 be deemed to constitute a Change of Control. Notwithstanding the foregoing, a "Change of Control" shall not include (i) any acquisition of voting securities or assets of the Company by Societe Industrielle Materiaux Avances ("SIMA"), LWH Holding S.A., Advanced Materials Investments Holding S.A. or any of their respective affiliates or stockholders, or (ii) the acquisition of SIMA by the Eramet Group.

                  If the Executive terminates her employment pursuant to this
Section 8(e) such termination shall be deemed to be a termination without Cause by the Company and the applicable provisions of Section 8(c) shall apply to such termination. In addition, and in accordance with the terms of the Stock Plan, to the extent not vested as of


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such termination date, the Stock Option granted to the Executive shall become fully exercisable (vested) as of such termination date.

                         (f) Notice of Termination. Any purported termination of
employment by the Executive or the Company shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(g) hereof and within 90 days prior to such termination. For purposes of the Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in the Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

                  9. Non-Competition. (a) The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

                           (i) During the Employment Term and, for a period of
one year following the earlier of (A) the expiration of the Employment Term and
(B) the date the Executive ceases to be employed by the Company (the "Restricted Period"), the Executive will not directly or indirectly, (w) engage in any business for the Executive's own account that competes with the business of the Company, (x) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company, (y) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of the Company, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (z) interfere with business relationships (whether formed before or after the date of the Agreement) between the Company or any of its affiliates that are engaged in a business similar to the business of the Company (the "Company Affiliates") and customers or suppliers of the Company or the Company Affiliates.

                           (ii) Notwithstanding anything to the contrary in the
Agreement, the Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if


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the Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such person.

                           (iii) During the Restricted Period, the Executive
will not, directly or indirectly, (A) solicit or encourage any employee of the Company or the Company Affiliates to leave the employment of the Company or the Company Affiliates, or (B) hire any such employee who has left the employment of the Company or the Company Affiliates (other than as a result of the termination of such employment by the Company or the Company Affiliates) within one year after the termination of such employee's employment with the Company or the Company Affiliates.

                           (iv) During the Restricted Period, the Executive will
not, directly or indirectly, solicit or encourage to cease to work with the Company or the Company Affiliates any consultant then under contract with the Company or the Company Affiliates.

                  (b) It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in the Agreement is an unenforceable restriction against the Executive, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in the Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

                  10. Confidentiality. The Executive will not at any time (whether during or after her employment with the Company) disclose or use for her own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or


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other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of the Executive's breach of this covenant. The Executive agrees that upon termination of her employment with the Company for any reason, she will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that she may retain personal notes, notebooks and diaries. The Executive further agrees that she will not retain or use for her account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

                  11. Specific Performance. The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

                  12. Miscellaneous

                           (a) Governing Law. The Agreement shall be governed by
and construed in accordance with the laws of the State of New York.

                           (b) Entire Agreement/Amendments. The Agreement
contains the entire understanding of the parties with respect to the employment of the Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. The Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.



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                           (c) No Waiver. The failure of a party to insist upon
strict adherence to any term of the Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Agreement.

                           (d) Severability. In the event that any one or more
of the provisions of the Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of the Agreement shall not be affected thereby.

                           (e) Assignment. The Agreement shall not be assignable
by the Executive. The Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of the Agreement.

                           (f) Successors; Binding Agreement. The Agreement
shall inure to the benefit of and be binding upon the Company's and the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

                           (g) Notice. For the purpose of the Agreement, notices
and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of the Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer and all notices to the Company shall be directed to the attention of Chairman, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                           (h) Withholding Taxes. The Company may withhold from
any amounts payable under the Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.



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                           (i) Counterparts. The Agreement may be signed in
counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have duly executed the Agreement as of the day and year first above written.

                                    /s/  Teresa A. Daniel
                                    ------------------------------
                                    Teresa A. Daniel
                                    2979 Terrace Lane
                                    Ashland, KY 41102



                                    Special Metals Corporation
                                    4317 Middle Settlement Road
                                    New Hartford, NY  13413-5392


                                    By: /s/  Donald R. Muzyka
                                        --------------------------
                                    Title: President & Chief Executive Officer





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